Exhibit 5.1

May 9, 2025

Uinta Infrastructure Group Corp.

400 W. Morse Boulevard, Suite 220

Winter Park, FL 32789

Re: Uinta Infrastructure Group Corp. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Uinta Infrastructure Group Corp., a Delaware corporation (the “Company” or “Holdings”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 8, 2025, as amended and supplemented through the date hereof, under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”), relating to the transactions contemplated in the Agreement and Plan of Merger, dated as of August 12, 2024 (as amended by that certain Amendment to and Waiver of Agreement and Plan of Merger, dated November 8, 2024, as further amended by that certain Second Amendment to Agreement and Plan of Merger, dated December 31, 2024, and as further amended by that certain Waiver to Agreement and Plan of Merger, dated April 30, 2025, the “Merger Agreement”) by and among the Company and the other parties thereto. The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.” Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

Pursuant to the Merger Agreement, the Company is offering up to (i) 1,049,659 shares of Holdings Common Stock, par value $0.0001 per share (“Holdings Common Stock”), (ii) 11,500,000 warrants to purchase Holdings Common Stock (“Holdings Public Warrants”) in the Business Combination, and (iii) 11,500,000 shares of Holdings Common Stock underlying the Holdings Public Warrants. The Business Combination is subject to satisfaction or waiver of a number of conditions, including, among others, approval and adoption of the Merger Agreement by the Company’s stockholders.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents: (i) the Registration Statement; (ii) the Merger Agreement; (iii) the form of the proposed Amended and Restated Certificate of Incorporation of Holdings to be effective upon the consummation of the Business Combination (the “Certificate of Incorporation”); (iv) the form of the proposed Amended and Restated Certificate of Incorporation of Holdings to be effective upon the consummation of the Business Combination; and (v) a specimen Holdings Common Stock certificate.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that:

1.	The current draft of the Certificate of Incorporation, in the form thereof submitted for our review, without alteration or amendment (other than identifying the appropriate date), will be duly authorized and executed and thereafter be duly filed with the Secretary of State of the State of Delaware (the “Secretary”) in accordance with Section 103 of the Delaware General Corporation Law (“DGCL”), that no other certificate or document has been, or prior to the filing of the Certificate of Incorporation will be, filed by or in respect of the Company with the Secretary and that the Company will pay all fees and other charges required to be paid in connection with the filing of the Certificate of Incorporation; and

2.	Prior to the issuance of Holdings Common Stock and Holdings Public Warrants: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) SPAC Stockholders will have approved and adopted the Merger Agreement; (iii) the Certificate of Incorporation, and any other necessary documentation, will have been filed with and accepted by the Secretary; (iv) the Business Combination will have been consummated; and (v) the Business Combination will have become effective under the DGCL.

Based upon and subject to the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that upon consummation of the Business Combination, the shares of Holdings Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the DGCL (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP
Winston & Strawn LLP